Exhibit 5.1

August 19, 2016

Propanc Health Group Corporation

Level 2, 555 Riversdale Road

Camberwell, VIC, 3124 Australia

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Propanc Health Group Corporation (the “Company”), a Delaware corporation, in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration of an aggregate of 240,000,000 shares (the “Registered Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) that may be offered for sale from time to time by Delafield Investments Limited (the “Selling Securityholder”), named in the Registration Statement.

The Company granted the Selling Securityholder certain registration rights in connection with the issuance of a five month common stock purchase warrant to purchase in five tranches up to 200,000,000 shares of Common Stock at exercise prices ranging from $0.012 to $0.020 per share and a two year common stock purchase warrant to purchase up to 40,000,000 shares of Common Stock at an exercise price of $0.10 per share (together, the “Warrants”). The Registered Shares are issuable upon the exercise of the Warrants by the Selling Securityholder.

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

1600 BAUSCH & LOMB PLACE ROCHESTER, NY 14604-2711 PHONE: 585.232.6500 FAX: 585.232.2152
rochester, ny • buffalo, ny • albany, ny • corning, ny • new york, ny

August 19, 2016

In addition, we have assumed that at the time of the issuance and sale of the Registered Shares, (i) no change in law has occurred affecting the validity or enforceability of the Warrants, (ii) no amendments to the Warrants have been made, (iii) the Company is validly existing and in good standing under the laws of the State of Delaware, (iv) the Company has not amended its certificate of incorporation or bylaws, and (v) the board of directors of the Company and any committee thereof has not taken any action to amend, rescind or otherwise reduce its prior authorization of the issuance of the Registered Shares.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Registered Shares have been duly and validly authorized for issuance and, when issued upon valid exercise of the Warrants and receipt by the Company of the exercise price therefor, in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the applicable provisions of the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.

This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or legal conclusion or other matters of law.

Very truly yours,

/s/ Harter Secrest & Emery LLP